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                                                                  EXHIBIT 99.1
                       [SUPPORT.COM, INC. LETTERHEAD]



CONFIDENTIAL
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Bob Garbarino
Bear Stearns
245 Park Ave.
New York, NY 10167


Dear Mr. Garbarino

     Support.com, Inc. (the "Company") is in the process of preparing a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission and would like to use customer case studies in such Registration Statement, including the case study of Bear, Stearns & Co. Inc. The Company hereby requests Bear, Stearns & Co. Inc.'s permission to use the following language in the Registration Statement:

          "Bear, Stearns & Co. Inc. is a leading investment banking and securities trading and brokerage firm serving organizations and individuals worldwide. Bear Stearns was seeking a solution to manage the more than 11,000 troubleshooting calls per month received by its support organization from internal and external users. Bear Stearns selected us because of our ability to solve complex problems related to the diverse environments of its systems. By using our software, Bear Stearns support analysts can remotely support these users, streamline the support process and solve their most common problems in a more effective and timely manner. Bear Stearns support analysts now have more time to focus on additional support issues."
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     The undersigned, by execution hereof, hereby consents to the Company's use of the language set forth above.

                                        Very truly yours,

                                        /s/ Bob Keathly

                                        Bob Keathly
                                        Support.com, Inc.
                                        Sales Executive



Acknowledged and Agreed to:

BEAR, STEARNS & CO. INC.


By /s/ Bob Garbarino
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Title Sr. Managing Director
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Date 3/27/00
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